Exhibit 10.1
January 8, 2007
Mr. Richard Hale
87 Winslow Road
Newton, MA 02468
Re: Severance Agreement and Release
Dear Dick:
          This letter (the “Agreement”) describes the agreed upon terms of your termination and severance agreement with Unica Corporation (the “Company”).
     1. Employment Status: Your termination of employment with the Company will be effective as of May 1, 2007 (the “Termination Date”). Until such time, you will continue to be responsible for the duties and responsibilities generally associated with being the Company’s Vice President, Consulting Services, and will perform such additional duties as reasonably requested by the Company’s Chief Executive Officer, including such duties related to the transition of your position. As of the Termination Date, the payment of your salary will cease, and any entitlement you had or might have had under a Company-provided benefit plan, program or practice will terminate, except as required by federal or state law, or as otherwise described herein. In addition, all of your stock options and restricted share units which have not vested on or before the Termination Date shall expire.
     2. General Benefits: On the Termination Date, you will be eligible for the following:
(a)	All regular wages earned and business expenses incurred through the Termination Date; and

(b)	A payment for unused, accrued vacation time as of the Termination Date.
All amounts set forth is this Section 2 are subject to any applicable federal, state and local deductions, withholdings, payroll and other taxes.

3. Consideration:
(a)	Release: Upon the cessation of your employment pursuant to Section 1 above, no later than May 9, 2007 you will execute the Release of Claims attached hereto as Exhibit A (the “Release”) and, conditioned on the execution and non-revocation by you of the Release, you shall be entitled to the compensation and benefits set forth in sub-sections 3(b)-(f) below.

(b)	Severance Pay: In consideration of the promises made herein, the Company will pay your current semi-monthly base salary of $7708.34, less applicable taxes and withholdings, for a period of eight (8) months following the Termination Date in accordance with the Company’s current semi-monthly payroll practices. The total gross amount of these payments is $120,000.

(c)	Bonus Payment: In consideration of the promises made herein, in accordance with the terms and conditions of the Company’s FY07 Executive Incentive Plan (the “Plan”), you will be eligible to receive payment of that portion of your annual bonus payable following the completion of the Company’s second fiscal quarter (which amount represents up to 20% of your FY2007 bonus target amount). In accordance with the Plan, this bonus payment will be based on your achievement of performance objectives for the first half of FY 2007 to be mutually agreed to by you and the Company’s CEO. Performance against these objectives will be assessed by the Company’s CEO following completion of the Company’s second fiscal quarter. If eligible to receive such bonus payment, you will receive it in accordance with the Company’s payment schedule under the Plan (regardless of whether the Plan states that participants are only eligible to receive bonus payments if employed by the Company at the time such payments are made).

(d)	Executive Transition Services: In order to assist you with the identification of your next professional opportunity, the Company will provide you with up to $3,000 of outplacement services through Transition Solutions, or reimburse you up to $3,000 of outplacement services provided by a vendor to be mutually agreed upon, until December 31, 2007.

(e)	Personal Computer: Following the termination date, the Company will provide you with continued use of your current computer, provided that you allow the Company to delete all electronic files contained on such computer which contain confidential or proprietary information prior to your termination of employment.

(f)	Health and Dental Insurance: The Termination Date will serve as the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you elect to continue medical and/or dental insurance coverage after the Termination Date in accordance with the provisions of COBRA, the Company will pay the Company portion of your monthly premium payments for the duration of your severance period or until you obtain other employment providing medical and dental insurance coverage, whichever occurs first. You will still be responsible for the employee portion of the premium during this time, and this amount will be deducted from your severance payments

(g)	Taxes: All amounts set forth in this Section 3 are subject to any applicable federal, state and local deductions, withholdings, payroll and other taxes.

(h)	Cessation of Payments: The Company may terminate all payments and benefits set forth in this section (in addition to seeking any and all other equitable and legal remedies) in the event the Company reasonably determines that you are in material breach of your obligations under this Agreement.
4. Settlement and Amounts Due: The amounts set forth above in Section 2 and 3 shall be complete and unconditional payment, settlement, satisfaction and/or accord with respect to all obligations and liabilities of the Released Parties to you, and with respect to all claims, causes of action and damages that could be asserted by you against the Released Parties regarding your employment with, change in employment status with, and/or termination from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, incentive pay, bonuses, reasonable business expenses, paid time off, stock and stock options, restricted share units, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums.
5. Release: In consideration of the benefits provided for in this Agreement, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, any claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. Section 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. Section 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, Section 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, Sections 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, Section 102 and M.G.L. c. 214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, Section 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, Section 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, Section 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options or restricted share units; and any claim or damage arising out of his employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

6. Waiver of Rights and Claims Under the Age Discrimination and Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:
(a) in consideration for the amounts and benefits described in Section 3 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Released Parties to the extent such rights and/or claims arose prior to the date this Agreement was executed;
(b) you understand that rights or claims under the ADEA which may arise after the date of this Agreement is executed are not waived by you;
(c) you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;
(d) you have been, and are herein, informed and understand that you have 21 days within which to consider this Agreement;
(e) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;
(f) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and
(g) the 21 day review period will not be affected or extended by any revisions which might be made to this Agreement.
7. Proprietary and Company Materials:
(a) You expressly acknowledge and agree that your obligations and the Company’s rights under the Noncompetition, Nondisclosure And Inventions Agreement between you and the Company dated April 25, 2000 (the “NDA”) remain in full force and effect and survive the termination of your employment with the Company.
(b) On or before May 1, 2007, you agree to return to the Company all proprietary and Company property and materials (except the personal computer as noted in Section 3). You agree that in the event that you discover any other Company or proprietary materials in your possession after the Termination Date, you will immediately return such materials to the Company.
8. Non-Disparagement and Confidentiality: You agree not to make any negative, adverse or otherwise detrimental remarks concerning the employees, officers, directors, shareholders, business, operations, technologies, products, services, marketing strategies, pricing policies, management, affairs and financial condition of the Company. You agree that you will not divulge or publish, directly or indirectly, any information whatsoever regarding the substance, terms or existence of this Agreement and/or any discussions relating to this Agreement, to any person or organization other than your attorneys, accountants, financial advisors or members of your immediate family. Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible. Moreover, nothing in the Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent protected by applicable federal, state, an/or local law. You nevertheless agree that you will be prohibited to the fullest extent permitted by law from obtaining monetary damages in any agency proceeding in which you do so participate.
Neither Mr. Yuchun Lee, the Company’s CEO, Ms. Carol Dane, Vice President of Human Resources, nor any other executive officer of the Company will make any false, disparaging or derogatory statements to any current or former employee, consultant, client or customer of the Company regarding your employment with the Company.
9. Nonadmission: Nothing in the Agreement nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by any and/or all of the Released Parties, and any such liability or wrongdoing is hereby expressly denied by each of the Released Parties.
10. Representations and Governing Law:
(a) This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements, understandings and/or representations between or by the parties, whether oral or written; provided, however, that nothing in this Agreement will affect, modify, or supersede the NDA, which shall remain in full force and effect in accordance with its respective terms.
(b) This Agreement shall deemed to be made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts without giving effect to the principles of conflicts of law thereof. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and no strictly for or against any of the parties.
(c) This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company’s Chief Executive Officer and you. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.
(d) You may not assign any of your rights or delegate any of your duties under this Agreement. The Company may assign this Agreement and the rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns.
(e) In the event that either you or the Company default under this Agreement, and the non-defaulting party prevails in enforcing this Agreement, you and the Company each agrees that the other party is entitled to recover its costs including reasonable attorney’s fees incurred in connection with any claim or cause of action arising out of such default.
11. Acceptance: After signing this letter, you may revoke this Agreement for a period of 21 days following said execution. The Agreement shall not become effective or enforceable until this revocation period has expired. The Company recommends that you engage legal counsel to review this Agreement before you accept the terms and conditions of this Agreement.

Very truly yours,

/s/ Yuchun Lee

Yuchun Lee
President and Chief Executive Officer
I REPRESENT THAT I HAVE READ THIS AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED:

/s/ Richard Hale

Richard Hale

Date: January 8, 2007
VOLUNTARY WAIVER OF THE 21 DAY REVIEW PERIOD
     I, Richard Hale, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated: January 8, 2007		/s/ Richard Hale

NAME

Dated: January 8, 2007		/s/ Carol Dane

WITNESS

ATTACHMENT A
RELEASE OF CLAIMS
This Release of Claims forms a part of that certain Severance Agreement and Release dated as of January 8, 2007 by and between Richard Hale and Unica Corporation (the “Agreement”).
In consideration of the payment of the benefits set forth in Section 3 of the Agreement, which he acknowledges he would not otherwise be entitled to receive, Mr. Richard Hale hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. Section 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. Section 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, Section 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, Sections 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, Section 102 and M.G.L. c. 214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, Section 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, Section 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, Section 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options or restricted share units; and any claim or damage arising out of his employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.
He hereby acknowledges that he has been given at least twenty-one (21) days to consider the Agreement, as well as this Attachment A, and that the Company advises him to consult with any attorney of his own choosing prior to signing the Agreement and this Attachment A. He is advised that he may revoke his acceptance of this Attachment A during the period of seven (7) days after the execution of it, and this Attachment A shall not become effective or enforceable, and no severance payments will be made pursuant to Section 3 of the Agreement, until this seven (7) day period has expired.
HE IS ADVISED AND HE UNDERSTAND AND AGREES THAT BY ENTERING INTO THIS AGREEMENT AND SIGNING IT AND THE RELEASE OF CLAIMS HE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS HE MIGHT HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, AND THAT HE HAS RECEIVED CONSIDERATION BEYOND THAT TO WHICH HE WAS PREVIOUSLY ENTITLED.
This Release of Claims shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. He hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Release of Claims or the subject matter hereof.

Accepted:

Richard Hale

Date: , 2007